Exhibit 4.1

TIVO INC.

SECURITIES

PURCHASE AGREEMENT

January 26, 2004

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 26, 2004 by and among TIVO INC., a Delaware corporation (the “Company”), and the Investors listed on Exhibit A hereto (each, an “Investor”, collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, severally and not jointly, shares of the Company’s Common Stock on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. AGREEMENT TO PURCHASE AND SELL STOCK.

1.1. Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 8,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), at a price per share of $9.30. The Company has filed with the Securities and Exchange Commission (the “SEC”), on July 1, 2003, a registration statement on Form S-3 (No. 333-106731), as amended by Amendment No. 1 filed with the SEC on August 4, 2003, including a base prospectus dated August 6, 2003 (the “Base Prospectus”), as supplemented by the prospectus supplement dated January 26, 2004 (the “Prospectus Supplement” and, together with the Base Prospectus and including the information incorporated by reference therein and any additional supplements thereto, the “Prospectus”), relating to the Common Stock. The registration statement, as amended as of the date hereof, including the information incorporated by reference therein and information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement.”

1.2. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, each Investor agrees, severally, and not jointly, to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, that number of shares of Common Stock set forth opposite each Investor’s name on Exhibit A hereto for the purchase price per share set forth therein. The shares of Common Stock sold pursuant to this Agreement will be hereinafter referred to as the “Securities.”

2. CLOSING.

2.1. The Closing. Subject to the fulfillment (or waiver) of the conditions to closing set forth in Sections 5 and 6 hereof, the closing of the purchase and sale of the Securities will take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 1900, San Francisco, California, at 7:00 a.m. Pacific Standard Time, on January 30, 2004 or at such other time and place as the Company and the Investors mutually agree upon (which time and place are referred to in this Agreement as the “Closing”). As of the date hereof, this Agreement shall be a binding obligation of each of the parties hereto. At the Closing, the Company will deliver to each Investor a certificate representing the number of shares of Securities that each such Investor has agreed to purchase hereunder, against delivery to the Company of the purchase price therefor by (i) a check payable to the Company’s order, (ii) wire transfer of funds to the Company or (iii) any combination of the foregoing.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor that, except as set forth in the Schedule of Exceptions (the “Schedule of Exceptions”) attached to this Agreement as Exhibit B (which Schedule of Exceptions shall be deemed to be representations and warranties to each Investor by the Company under this Section 3), and except as otherwise described in the Company’s annual report filed on Form 10-K for the fiscal year ended January 31, 2003, as amended, and all other filings with the SEC since January 31, 2003, including the documents incorporated by reference therein (collectively, the “SEC Documents”), the statements in the following paragraphs of this Section 3 are all true and correct:

3.1. Organization. The Company has no subsidiaries that meet the definition of “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934, as amended. Each of the Company and its subsidiaries is duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction of its organization, except where the failure to be so duly incorporated or organized and validly existing would not be reasonably likely to result in a material adverse effect upon the business, financial condition, properties, assets or operations of the Company and its subsidiaries on a consolidated basis (“Material Adverse Effect”). Each of the Company and its subsidiaries has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business except where the failure to be so qualified would not be reasonably likely to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

3.2. Due Authorization. As of the Closing Date, the Company shall have all requisite power and authority to execute, deliver and perform its obligations under the terms of the Agreement (including, without limitation, the issuance of the Common Stock), and the Agreement shall have been duly authorized and validly executed and delivered by the Company and shall constitute a legal, valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, (i) except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3. Non-Contravention. The execution and delivery of the Agreement, the issuance and sale of the Securities, the fulfillment of the terms of the Agreement and the consummation of the transactions contemplated thereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any bond, debenture, note or other evidence of indebtedness, or any lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which they or their property is bound, where such conflict, violation or default is reasonably likely to result in a Material Adverse Effect, (ii) the charter, by-laws or other organizational documents of the Company, (iii) the charter, by-laws or other organizational documents of the subsidiaries of the Company or (iv) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or any of its subsidiaries or their property, where such conflict, violation or default is reasonably likely to result in a Material Adverse Effect, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would be reasonably likely to result in a Material Adverse Effect. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of the Agreement and the valid issuance and sale of the Securities to be sold pursuant to the Agreement, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws, which filings, if any, shall be made prior to Closing.

3.4. Capitalization. The capitalization of the Company is accurately described in the Company’s SEC Documents as of the dates set forth therein. Other than grants or issuances pursuant to employee benefit plans disclosed in the Company’s SEC Documents the Company has not issued any capital stock since October 31, 2003. As of October 31, 2003, the Company had 68,503,103 shares of Common Stock outstanding. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal, state and foreign securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Other than as described in the Company’s SEC Documents, there are no outstanding rights (including, without limitation, preemptive rights), warrants, calls, contracts, demands subscription or other rights or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock by the Company, any such convertible or exchangeable securities or any such rights, warrants or options.

3.5. Sale of Securities. The Securities to be sold pursuant to the Agreement have been duly authorized, and when issued and paid for in accordance with the terms of the Agreement, will be duly and validly issued, fully paid and nonassessable. No preemptive right, co-sale right, registration right, right of first refusal or other similar right exists with respect to the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Securities to which the Company is a party.

3.6. Legal Proceedings. There are no legal or governmental proceedings pending, nor, to the knowledge of the Company are any such legal or governmental proceedings threatened, which is, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect, to which the Company or any of its subsidiaries is a party or of which the business or property of the Company or any of its subsidiaries is subject.

3.7. No Violations. Neither the Company nor any of its subsidiaries is in violation of its charter, bylaws or other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect, or is in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the property of the Company or any of its subsidiaries is bound, which is, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

3.8. Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any of the Company’s Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

3.9. SEC Filings. The Company has filed in a timely manner all documents that the Company was required to file under the Securities Exchange Act during the 12 months preceding the date of this Agreement. All such documents, as of their respective filing dates, complied in all material respects with the requirements of the Securities Exchange Act and the SEC’s rules and regulations and did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.10. Financial Statements. The consolidated financial statements of the Company and the related notes contained in the Company’s SEC Documents present fairly, in accordance with generally accepted accounting principles, the consolidated financial position of the Company and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified. All liabilities of the Company and its subsidiaries which have, or would reasonably be expected to have, a Material Adverse Effect are set forth in the audited financial statements as of January 31, 2003 contained in the Company’s Form 10-K for the fiscal year ended January 31, 2003, as amended, except (i) liabilities incurred in the ordinary course of business subsequent to October 31, 2003 and (ii) liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements.

3.11. No Material Adverse Change. Since October 31, 2003, there has not been (i) any event or circumstance which has resulted or is reasonably likely to result in any Material Adverse Effect, (ii) any obligation or liability, direct or contingent, that is material to the Company or its Subsidiaries on a consolidated basis, incurred by the Company or any of its subsidiaries, except for obligations incurred in the ordinary course of business, (iii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, or (iv) any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries which has been sustained which is reasonably likely to result in a Material Adverse Effect.

3.12. NASDAQ Compliance. The Company’s Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is included for listing on the Nasdaq National Market (the “NASDAQ”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, or delisting the Common Stock from the NASDAQ. The Company has not received any notification that, and has no knowledge that, the SEC or any other authority, is contemplating terminating such listing or registration. The Company shall comply with all requirements of the NASDAQ with respect to the issuance of the Securities and the listing thereof on the NASDAQ.

3.13. No Manipulation of Stock. Neither the Company nor any of its subsidiaries or affiliates has taken, nor will they take, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock, including without limitation, to facilitate the sale or resale of the Securities.

3.14. Investment Company. The Company is not, and after the sale of the Securities under this Agreement and the application of the net proceeds from such sale will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.15. SEC Registration. The Securities have been registered with the SEC pursuant to the Registration Statement. No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the Company’s knowledge, threatened by the SEC. The Registration Statement, when it became effective, did not contain and, as amended or supplemented as of the date hereof, does not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement and the Prospectus comply in all material respects with the Securities Act and the applicable rules and regulations of the SEC thereunder. The Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Securities are not subject to restrictions on transferability or resale.

3.16. No Finders. The Company is not and will not be obligated for any finder’s or broker’s fee or commission in connection with this Agreement or any of the transactions contemplated hereby.

3.17. Use of Proceeds. The Company will use the proceeds received for the Securities for the purposes set forth under the heading “Use of Proceeds” in the Prospectus Supplement.

4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF EACH INVESTOR. Each Investor, severally and not jointly, hereby represents and warrants to, and agrees with the Company that:

4.1. Authority. Such Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and legally binding obligation of such Investor enforceable against the Investor in accordance with its terms, (i) except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The addresses of the Investors for purposes of the Company’s compliance with securities or Blue Sky laws are set forth on the signature pages hereto.

4.2. No Finders. Such Investor is not and will not be obligated for any finder’s or broker’s fee or commission in connection with this Agreement or any of the transaction contemplated hereby.

4.3. Accredited Investor Status. Such Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the 1933 Act, as presently in effect.

5. CONDITIONS TO INVESTORS’ OBLIGATIONS AT CLOSING. The obligations of each Investor under Section 2 hereof are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

5.1. Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2. No Material Adverse Effect; No Actions. Prior to the Closing Date, no event shall have occurred which shall have a Material Adverse Effect. No suit, action, or other proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending.

5.3. Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.4. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Investor, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request.

6. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions by each Investor:

6.1. Representations and Warranties True. The representations and warranties of each Investor contained in Section 4 shall be true and correct on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2. Performance. Each Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

7. MISCELLANEOUS.

7.1.	Survival of Warranties. The representations, warranties and covenants of the Company and each Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any Investor or the Company, as the case may be.

7.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

7.3. Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

7.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

7.6. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for each Investor on the signature pages hereto, or, in the case of the Company, at 2160 Gold Street, P.O. Box 2160, Alviso, CA, 95002, Attn: General Counsel (with a copy to Latham & Watkins LLP, Attn: Laura Gabriel, Esq., 505 Montgomery Street, Suite 1900, San Francisco, CA, 94111) or at such other address as any party may designate by giving ten days advance written notice to all other parties.

7.7. No Finder’s Fees. Each Investor agrees, severally, but not jointly, to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which any Investor or any of their officers, employees or representatives is responsible in connection with the transaction that is the subject of this Agreement. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible in connection with the transaction that is the subject of this Agreement.

7.8. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement shall otherwise be responsible for the fees and expenses of its own counsel in connection with the transactions contemplated by this Agreement.

7.9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and each of the Investors. Any amendment or waiver effected in accordance with this Section 7.9 shall be binding upon each holder of any Securities at the time outstanding, each future holder of such securities and the Company.

7.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.11. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

7.12. Further Assurances. From and after the date of this Agreement, upon the request of the Investors, the Company and each Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

7.13. Confidentiality Agreement. Notwithstanding any provision of this Agreement to the contrary, the Confidentiality Agreement dated January 25, 2004 executed by the Investor in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with its terms following the execution of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
TIVO INC. a Delaware corporation

By:	/S/ MICHAEL RAMSAY

Name:	Michael Ramsay
Its:	Chief Executive Officer

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INVESTORS: WELLINGTON MANAGEMENT COMPANY, LLP as Investment Manager or Subadvisor to each of the Investors listed on Exhibit A hereto

By:	/s/ JULIE A. JENKINS

Julie A. Jenkins Vice President and Counsel

Address:

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SECURITIES PURCHASE AGREEMENT]